FOR IMMEDIATE RELEASE	Investor Contact: David Tucker	281-406-2370
August 1, 2006
Parker Drilling Reports Second Quarter Earnings, Announces New Commitments
Operating Results Increase 24 Percent
Houston, August 1, 2006 — Parker Drilling Company (NYSE: PKD) today reported significantly higher operating results for the three months ended June 30, 2006 over the excellent quarter reported in 2005, led by the record performance of the Company’s U.S. Drilling and rental tool operations.
Earnings before interest, taxes, depreciation and amortization (EBITDA) was $49.8 million for the second quarter of 2006, 24 percent higher than the $40.1 million reported in the second quarter of 2005. For the second consecutive quarter, both the US Gulf of Mexico barge rigs and Quail Tools generated record EBITDA results. (The details of the EBITDA calculation, a non-GAAP financial measure, for the current and prior eight quarters are defined and reconciled later in this press release to their most directly comparable GAAP financial measure.)
The Company reported second quarter 2006 net income of $13.8 million, or $0.13 per diluted share, compared to 2005 second quarter net income of $20.2 million, or $0.21 per diluted share. The second quarter of 2005 included net income on non-routine items of $7.6 million or $0.08 per diluted share as previously disclosed. The current quarter includes non-routine net income items of $0.8 million or $0.01 per diluted share for an insurance settlement gain and favorable change in fair value of interest derivatives.
Net income for the second quarter of 2006 includes income tax expense of $14.7 million compared to $3.5 million in the second quarter of 2005. Of the $14.7 million, $10.7 million, or $0.10 per diluted share, is non-cash deferred tax expense relating primarily to the utilization of net operating loss carryforwards in 2006. Net deferred tax expense was not recognized during the second quarter of 2005 as the expense from utilizing the net operating loss carryforwards offset the net operating loss valuation allowance which was not fully released until the fourth quarter of 2005. “Although our effective tax rate for 2006 is 54%, we anticipate that the effective tax rate for 2007 should be in the low to mid 40% range,” said W. Kirk Brassfield, senior vice president and chief financial officer.

For the first six months of 2006, Parker Drilling reported revenues of $293.3 million and net income of $25.2 million or $0.24 per diluted share compared to revenues of $254.2 million and net income of $24.1 million or $0.25 per diluted share for the first six months of 2005. Included in 2006 results are income of $0.01 per diluted share from non-routine items and $0.18 per share of non-cash deferred tax expense compared to income from non-routine items of $0.07 per diluted share and no deferred tax expense in 2005.
The average utilization of international land rigs for the second quarter of 2006 decreased to 65 percent from the 71 percent reported for the second quarter of 2005. This decrease is attributed to six of the seven land rigs in Mexico completing contracted work during the second quarter. The seventh rig was released in July. Three of the rigs will begin operations during the third quarter at considerably higher dayrates. The remaining four rigs are currently being marketed and are expected to return to work in the second half of 2006.
Average utilization for the Gulf of Mexico barge rigs for the second quarter of 2006 was 71 percent, compared to 79 percent reported for the second quarter of 2005. The decline in Gulf of Mexico’s average utilization is mainly due to barge rig 12, which completed its conversion from a workover to a drilling barge in mid-May and barge rig 54, which has been in the shipyard since early May for upgrades and regularly scheduled preventive maintenance. Barge rig 54 is scheduled to be back in service this week. The Company’s deep drilling barge dayrates in the Gulf of Mexico during the second quarter of 2006 averaged $40,400, up approximately 52 percent, or $13,800 per day, from the second quarter of 2005 and approximately 7 percent, or $2,700 per day, above the first quarter of 2006. Average dayrates for each classification of barge by quarter are available on Parker’s website and can be viewed or downloaded by going to “Investor Relations” and then to “Dayrates — GOM.”
Quail Tools, Parker Drilling’s drilling and production rental tools subsidiary, continued its outstanding performance as it posted its second consecutive quarterly record with revenues of $30.3 million. Expansion of Quail Tools is ongoing as a new operating facility located in Northeast Texas has been secured and is scheduled to open during the fourth quarter. This facility will allow Quail to provide better coverage of the Barnett Shale area and Fayetteville Shale area in Arkansas.

“Record quarters for both Quail Tools and our U.S. Gulf of Mexico barge business segments resulted in Parker Drilling delivering solid revenue and earnings per share for the quarter,” said Robert L. Parker Jr., chairman, president and chief executive officer. “We expect to continue to realize significant contributions from these business segments throughout the remainder of this year and into 2007. This is consistent with our five-year strategic growth plan that includes: growing a fleet of premium drilling rigs, focusing on markets that have long-term exploration and development opportunities, and growing the Company’s rental tool business. New contracts, detailed below, in Algeria, in Kazakhstan and Alaska, in addition to our previously announced joint venture in Saudi Arabia, evidence the progress we have made in implementing our plan. Although we have experienced a short-term decrease in international rig utilization as some of our long-term contracts end and rigs move to new locations, we are excited about the many opportunities for our international segment. In fact, recently awarded international contracts confirm our earlier statements that dayrates will rise significantly when older contracts end and rigs are repositioned at higher dayrates and margins. Of the recent international contracts signed, the average dayrate has increased approximately 75 percent above previous contracted terms.”
Capital expenditures for the six months ended June 30, 2006 were $80.2 million. Total debt was $379.7 million at June 30, 2006, and the Company’s cash balance, including marketable securities, was $190.3 million.
Parker Drilling today announced the award of several new commitments in the Company’s domestic and international drilling operations, and also issued an update of its current rig contract status and rig utilization.
•	The sale of Rigs 73 and 75 in Nigeria for $46 million is expected to close today, August 1, and fund this week.

•	Parker Drilling was awarded a two-rig, three-year contract for land drilling services in the Hassi Massoud area of Algeria, representing a return to the country after 26 years. The contract will utilize two of the Company’s new 2,000 horsepower land rigs currently under construction. The rigs will be mobilized immediately upon completion, with delivery dates scheduled for the fourth quarter of 2006.

The land rigs represent Parker Drilling’s newest additions to its fleet, and incorporate several new design features. The rigs utilize a design that enables a faster, safer rig-up and ease of transportation, which improves drilling performance, operating efficiency and reduces maintenance costs.

•	Parker’s US business unit has been awarded two one-year term contracts on deep drilling barge rigs. The remaining barge rigs currently operate on multiple well contracts with options.

•	The Company has been awarded a technical service project by BP America to provide a drilling rig conceptual design for their Liberty Project in the Alaskan Beaufort Sea. BP plans to drill Extended Reach Drilling wells from one of its existing facilities to the Liberty offshore location. Some of these wells are projected to extend to nominal measured depths in excess of 40,000 feet.

•	The Company was awarded a one-year contract for land drilling services in the Dunga field of Kazakhstan. The contract will utilize Parker Drilling rig 236, a 1500 hp rig, which is moving from Turkmenistan.

•	The Company was awarded an additional nine-month contract, at a significant increase in dayrate, for its barge rig 53 by Pemex for work in the Macuspana Basin, located in the inland waters of the state of Tabasco, Mexico. The rig has drilled continuously for Pemex since May 2004.

•	The Company has received two Letters of Intent to provide land drilling services in Colombia. A pending one-year contract with options will utilize Parker rig 174 and a pending two-year contract will utilize rig 165, both 3,000 horsepower land rigs. The rigs will mobilize from inactive status in Mexico to Colombia upon finalizing mutually agreeable contracts.

•	Land rig 122 is currently under contract to Golden Gate Petroleum and is operating on Padre Island, Texas in the Gulf of Mexico, as announced in the second quarter.

•	Parker land rig 221 is being moved to Kuwait in preparation of a work opportunity in the Middle East currently being negotiated.

•	Parker land rigs 256 and 260 in Mexico were released in the second quarter and rig 121 was released on July 23 after completing their respective drilling programs. The Company is currently evaluating multiple opportunities for additional work in international and domestic markets scheduled for the second half of 2006.

•	Parker land rigs 230, 236 and 247 in Turkmenistan were released in May after completing a multi-year drilling program. As noted above, rig 236 is under commitment in Kazakhstan, and the Company is currently evaluating multiple opportunities for rig 230 in the CIS and Africa/Middle East operational areas, and expects the rig to return to work in the second half of 2006. Rig 247 is currently undergoing a major upgrade program and is expected to return to work in the first quarter of 2007.
“This is a very active time for Parker. With new contracts being secured at higher dayrates the outlook for the remainder of the year and 2007 is excellent,” concluded Robert L. Parker Jr.
Parker has scheduled a conference call at 10 a.m. CT (11 a.m. ET) August 1, 2006 to discuss second quarter 2006 results. Those interested in participating in the call may dial in at (303) 262-2131. The conference call replay can be accessed from August 1 through August 8 by dialing (303) 590-3000 and using the access code 11066225#. Alternatively, the call can be accessed live through the Company’s website at http://www.parkerdrilling.com and will be archived on the site for 12 months.
This release contains certain statements that may be deemed to be “forward-looking statements" within the meaning of the Securities Acts. All statements, other than statements of historical facts, that address activities, events or developments that the Company expects, projects, believes or anticipates will or may occur in the future, including earnings per share guidance, the outlook for rig utilization and dayrates, general industry conditions including bidding activity, future operating results of the Company’s rigs and rental tool operations, capital expenditures, expansion and growth opportunities, asset sales, successful negotiation of contracts, future effective tax rates and other such matters, are forward-looking statements. Although the Company believes that its expectations stated in this release are based on reasonable assumptions, actual results may differ materially from those expressed or implied in the forward-looking statements. For a detailed discussion of risk factors that could cause actual results to differ materially from the Company’s expectations, please refer to the Company’s reports filed with the SEC, and in particular, the report on Form 10-K for the year ended December 31, 2005. Each forward-looking statement speaks only as of the date of this release, and the Company undertakes no obligation to publicly update or revise any forward-looking statement.

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Statements of Operations
(Dollars in Thousands Except Per Share and Average Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
DRILLING AND RENTAL REVENUES
U.S. Drilling	$42,697	$31,110	$82,950	$58,227
International Drilling	72,972	78,301	152,802	150,473
Rental Tools	30,319	24,543	57,570	45,497

TOTAL DRILLING AND RENTAL REVENUES	145,988	133,954	293,322	254,197

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Drilling	19,814	18,838	37,284	33,226
International Drilling	57,854	59,697	119,226	115,500
Rental Tools	10,969	8,951	21,439	17,136
Depreciation and Amortization	17,715	17,146	34,672	34,022

TOTAL DRILLING AND RENTAL OPERATING EXPENSES	106,352	104,632	212,621	199,884

DRILLING AND RENTAL OPERATING INCOME	39,636	29,322	80,701	54,313

General and Administration Expense	(7,575)	(6,400)	(15,269)	(13,376)
Gain on Disposition of Assets, Net	2,125	15,898	2,573	16,450

TOTAL OPERATING INCOME	34,186	38,820	68,005	57,387

OTHER INCOME AND (EXPENSE)
Interest Expense	(8,199)	(10,759)	(17,300)	(21,815)
Change in Fair Value of Derivative Positions	382	(1,538)	1,195	69
Loss on Extinguishment of Debt	—	(3,298)	(2)	(4,727)
Other Income (Expense) — Net	2,086	455	2,511	1,456

TOTAL OTHER INCOME AND (EXPENSE)	(5,731)	(15,140)	(13,596)	(25,017)

INCOME BEFORE INCOME TAXES	28,455	23,680	54,409	32,370

INCOME TAX EXPENSE
Current Tax Expense	3,963	3,486	9,526	8,338
Deferred Tax Expense	10,731	—	19,664	—

TOTAL INCOME TAX EXPENSE	14,694	3,486	29,190	8,338

INCOME FROM CONTINUING OPERATIONS	13,761	20,194	25,219	24,032
Discontinued Operations, Net of Taxes	—	(14)	—	77

NET INCOME	$13,761	$20,180	$25,219	$24,109

EARNINGS PER SHARE — BASIC
Income From Continuing Operations	$0.13	$0.21	$0.24	$0.25
Discontinued Operations, Net of Taxes	$—	$—	$—	$—
Net Income	$0.13	$0.21	$0.24	$0.25

EARNINGS PER SHARE — DILUTED
Income From Continuing Operations	$0.13	$0.21	$0.24	$0.25
Discontinued Operations, Net of Taxes	$—	$—	$—	$—
Net Income	$0.13	$0.21	$0.24	$0.25

AVERAGE COMMON SHARES OUTSTANDING
Basic	107,082,784	95,691,205	105,783,424	95,321,850
Diluted	108,363,036	96,935,113	107,283,318	96,516,790

PARKER DRILLING COMPANY AND SUBSIDIARIES
Consolidated Condensed Balance Sheets
(Unaudited)

	June 30, 2006	December 31, 2005
	(Dollars in Thousands)
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$162,682	$60,176
Marketable Securities	27,570	18,000
Accounts and Notes Receivable, Net	119,143	104,681
Rig Materials and Supplies	13,286	18,179
Deferred Costs	2,544	4,223
Deferred Income Taxes	14,841	12,018
Other Current Assets	49,003	64,058

TOTAL CURRENT ASSETS	389,069	281,335

PROPERTY, PLANT AND EQUIPMENT, NET	366,085	355,397

OTHER ASSETS
Goodwill	100,314	107,606
Other Assets	79,588	57,282

TOTAL OTHER ASSETS	179,902	164,888

TOTAL ASSETS	$935,056	$801,620

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES
Current Portion of Long-Term Debt	$—	$—
Accounts Payable and Accrued Liabilities	144,676	150,755

TOTAL CURRENT LIABILITIES	144,676	150,755

LONG-TERM DEBT	379,691	380,015

OTHER LONG-TERM LIABILITIES	13,371	11,021

STOCKHOLDERS’ EQUITY	397,318	259,829

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$935,056	$801,620

Current Ratio	2.69	1.87

Total Long-Term Debt as a Percent of Capitalization	49%	59%

Book Value Per Common Share	$3.65	$2.66

PARKER DRILLING COMPANY AND SUBSIDIARIES
Selected Financial Data
(Unaudited)

	Three Months Ended
	June 30		March 31
	2006	2005	2006
	(Dollars in Thousands)
DRILLING AND RENTAL REVENUES
U.S. Drilling	$42,697	$31,110	$40,253
International Land Drilling	59,028	63,158	66,126
International Offshore Drilling	13,944	15,143	13,704
Rental Tools	30,319	24,543	27,251

Total Drilling and Rental Revenues	145,988	133,954	147,334

DRILLING AND RENTAL OPERATING EXPENSES
U.S. Drilling	19,814	18,838	17,470
International Land Drilling	46,350	45,765	49,211
International Offshore Drilling	11,504	13,932	12,161
Rental Tools	10,969	8,951	10,470

Drilling and Rental Operating Expenses	88,637	87,486	89,312

DRILLING AND RENTAL OPERATING INCOME
U.S. Drilling	22,883	12,272	22,783
International Land Drilling	12,678	17,393	16,915
International Offshore Drilling	2,440	1,211	1,543
Rental Tools	19,350	15,592	16,781
Depreciation and Amortization	(17,715)	(17,146)	(16,957)

Total Drilling and Rental Operating Income	39,636	29,322	41,065

General and Administration Expense	(7,575)	(6,400)	(7,694)
Gain on Disposition of Assets, Net	2,125	15,898	448

TOTAL OPERATING INCOME	$34,186	$38,820	$33,819

Marketable Rig Count Summary
As of June 30, 2006

Total
U.S. Gulf of Mexico Barge Rigs
Workover	5
Intermediate	4
Deep	10

Total U.S. Gulf of Mexico Barge Rigs	19

International Land Rigs
Asia Pacific	9
Mexico	7
CIS	8

Total International Land Rigs	24

International Barge Rigs
Mexico	1
Nigeria	2
Caspian Sea	1

Total International Barge Rigs	4

Total International Rigs	28

Total Marketable Rigs	47

Adjusted EBITDA
(Unaudited)

	Three Months Ending
	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005	June 30, 2005	March 31, 2005	December 31, 2004	September 30, 2004	June 30, 2004
Income (Loss) from Continuing Operations	$13,530	$11,458	$56,707	$18,073	$20,194	$3,838	$(2,147)	$(24,802)	$(16,022)
Adjustments:
Income Tax Expense	14,925	14,496	(39,087)	2,165	3,486	4,852	3,001	4,542	3,417
Total Other Income and Expense	5,731	7,865	10,251	9,627	15,140	9,877	10,698	22,027	13,017
Gain on Disposition of Assets, Net	(2,125)	(448)	(3,185)	(5,943)	(15,898)	(552)	(2,328)	(333)	(346)
Depreciation and Amortization	17,714	16,957	16,619	16,563	17,146	16,876	18,642	17,806	16,544
Provision for Reduction in Carrying Value	—	—	2,584	2,300	—	—	6,562	—	6,558

Adjusted EBITDA	$49,775	$50,328	$43,889	$42,785	$40,068	$34,891	$34,428	$19,240	$23,168